Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2022 RESULTS
- Increased Dividend by 8.3% -
- Announced Acquisition of Rocky Gap Casino Resort -
- Expanded Partnership with Great Wolf Resorts -
- Updates Guidance for Full Year 2022 -

NEW YORK, NY – October 27, 2022 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2022. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
Third Quarter 2022 Financial and Operating Highlights
•Total revenues increased 100.0% year-over-year to $751.5 million
•Net income attributable to common stockholders was $330.9 million, or $0.34 per share
•FFO attributable to common stockholders was $340.6 million, or $0.35 per share
•AFFO attributable to common stockholders increased 82.8% year-over-year to $470.7 million
•AFFO per share increased 8.5% year-over-year to $0.49
•Announced $203.9 million acquisition of Rocky Gap Casino Resort
•Expanded our partnership with Great Wolf Resorts through two loan investments totaling up to $186.0 million
•Declared a quarterly cash dividend of $0.39 per share, representing an 8.3% year-over-year increase
•Subsequent to quarter end, announced partnership with Canyon Ranch
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “VICI's strong third quarter financial performance reflects the full impact of our extensive acquisition and financing activity over the past two years, whereby VICI doubled its total revenue on a year-over-year basis. In Q3 2022, we also increased our dividend by 8.3%, highlighting our commitment to growing the dividend for stockholders.”
“Throughout the quarter, VICI also capitalized on the strength of our existing partnerships to drive incremental growth, including our announced acquisition of Rocky Gap Casino with our existing tenant, Century, and entry into two additional loan agreements with Great Wolf Resorts. Additionally, we are very excited to announce that subsequent to quarter end, we entered into an investment with Canyon Ranch, the global leader in place-based wellness, to fund the development of their newest wellness resort in Austin, Texas, one of the most dynamic locales in America. This transaction represents our first investment in the multi-trillion dollar place-based wellness sector and enhances our embedded growth pipeline.”
Third Quarter 2022 Financial Results
Total Revenues
Total revenues were $751.5 million for the quarter, an increase of 100.0% compared to $375.7 million for the quarter ended September 30, 2021. The year-over-year increase in total revenues was primarily related to incremental revenue from the acquisitions of MGM Growth Properties LLC, which closed on April 29, 2022, and the land and real estate assets of the Venetian

Resort Las Vegas, which closed on February 23, 2022. Total revenues for the quarter included $126.4 million of non-cash items, comprised of $108.6 million of non-cash leasing and financing adjustments and $17.9 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $330.9 million for the quarter, or $0.34 per share, compared to $161.9 million, or $0.28 per share, for the quarter ended September 30, 2021.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $340.6 million for the quarter, compared to $161.9 million for the quarter ended September 30, 2021. FFO per share was $0.35 for the quarter compared to $0.28 for the quarter ended September 30, 2021.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $470.7 million for the quarter, an increase of 82.8% compared to $257.4 million for the quarter ended September 30, 2021. AFFO per share was $0.49 for the quarter, an increase of 8.5% compared to $0.45 for the quarter ended September 30, 2021.
Third Quarter 2022 Acquisitions and Portfolio Activity
Acquisitions and Investments
On July 1, 2022, the Company entered into a loan agreement with Great Wolf Resorts Inc. ("Great Wolf"), under which it agreed to provide up to $59.0 million of mezzanine financing, the proceeds of which will be used to fund the development of Great Wolf Lodge South Florida, a more than $250.0 million, 500-room indoor water park resort project in Collier County, Florida. The Great Wolf South Florida loan has an initial term of 4 years with one 12-month extension option, subject to certain conditions, and is expected to be funded with cash on hand in accordance with a construction draw schedule.
On August 25, 2022, the Company announced it entered into definitive agreements to acquire an interest in the land and buildings associated with Rocky Gap Casino Resort ("Rocky Gap"), located in Flintstone, Maryland, from Golden Entertainment, Inc. for approximately $203.9 million, representing a 7.6% cap rate. Century Casinos, Inc. (NASDAQ: CNTY) (“Century”) has agreed to acquire the operating assets of Rocky Gap for approximately $56.1 million. Simultaneous with the closing of the transaction, Rocky Gap will be added to the existing master lease agreement between VICI Properties and Century (the "Century Master Lease") and annual rent will increase by $15.5 million. Additionally, the terms of the Century Master Lease will be extended such that, upon closing of the transaction, the lease will have a full 15-year initial base lease term, with four 5-year tenant renewal options. The tenant’s obligations under the Century Master Lease will continue to be guaranteed by Century. The transaction is subject to customary regulatory approvals and closing conditions and is expected to close in mid-2023.
On August 30, 2022, the Company entered into a loan agreement with Great Wolf, under which it agreed to provide up to $127.0 million of mezzanine financing to fund the development of Great Wolf Lodge Gulf Coast Texas, a more than $200.0 million, 532-room indoor water park resort project in Webster, Texas. The Great Wolf Gulf Coast Texas Loan has an initial term of 3 years with two 12-month extension option, subject to certain conditions, and is expected to be funded with cash on hand in accordance with a construction draw schedule.

Subsequent to quarter end, on October 7, 2022, the Company entered into a partnership with Canyon Ranch, a pioneer in the integrative wellness space, whereby VICI will provide a delayed draw term loan facility for up to $200.0 million to fund the development of Canyon Ranch’s newest wellness-resort offering, Canyon Ranch Austin, in Austin, Texas. The Company also received a call right to acquire the real estate of Canyon Ranch Austin upon stabilization, and a purchase option for the real estate of Canyon Ranch Tucson in Tucson, Arizona and Canyon Ranch Lenox in Lenox, Massachusetts, should Canyon Ranch elect to sell the real estate of either property through a sale leaseback. If any of the call right or purchase options are exercised, Canyon Ranch would continue to operate the applicable wellness resorts subject to a long-term triple net lease with VICI Properties.
Other Activity
Subsequent to quarter end, on October 1, 2022, the Company entered into a management agreement with CDN Golf Management Inc. (“CDN”), an affiliate of Cabot, a developer, owner and operator of world-class destination golf resorts and communities, pursuant to which CDN will manage VICI's four golf courses: Cascata, Rio Secco, Grand Bear and Chariot Run. CDN has assumed all day-to-day operations of the four golf courses and all of the Company's former employees at the four golf courses are employees of CDN. The Company continues to own the golf courses within its taxable REIT subsidiary, VICI Golf LLC. The management agreement has a term of 20 years with two five-year renewal options.
Third Quarter 2022 Capital Markets Activity
During the three months ended September 30, 2022, the Company sold a total of 3,918,807 shares under its ATM program at a weighted average price per share of $34.73 for an aggregate value of $136.08 million, all of which were sold subject to a forward sale agreement (the “August 2022 ATM Forward Sale Agreement”). After fees and other adjustments calculated in accordance with the August 2022 ATM Forward Sale Agreement, aggregate net value of $134.8 million yielded a net initial forward sale price per share of $34.40 as of September 30, 2022. The Company did not receive any proceeds from the sale of shares at the time it entered into the August 2022 ATM Forward Sale Agreement.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Nine Months Ended September 30,
Common Stock Outstanding	2022	2021
Beginning Balance January 1,	628,942,092	536,669,722
Issuance of common stock in primary follow-on offerings	—	65,000,000
Issuance of common stock upon physical settlement of forward sale agreements	119,000,000	26,900,000
Issuance of common stock in connection with the REIT Mergers	214,552,532	—
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	598,800	375,165
Ending Balance September 30,	963,093,424	628,944,887

The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Determination of shares:
Weighted-average shares of common stock outstanding	962,574	555,154	848,839	542,844
Assumed conversion of restricted stock	989	891	795	920
Assumed settlement of forward sale agreements	572	15,850	1,188	13,350
Diluted weighted-average shares of common stock outstanding	964,134	571,895	850,823	557,114
Balance Sheet and Liquidity
As of September 30, 2022, the Company had approximately $14.0 billion in total debt and approximately $4.7 billion in liquidity, comprised of $518.4 million in cash and cash equivalents, $207.7 million in short-term investments, $490.4 million of estimated proceeds available upon settlement of the ATM forward sale agreement entered into in June 2022 (the "June 2022 ATM Forward Sale Agreement") and August 2022 ATM Forward Sale Agreement, $2.5 billion of availability under the Revolving Credit Facility and $1.0 billion of availability under the Delayed Draw Term Loan Facility (subject to continued compliance with the financial covenants of the facilities). In addition, the credit facilities include the option to increase the Revolving Credit Facility loan commitments by up to $1.0 billion and increase the Delayed Draw Term Loan Facility commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions. In July 2022, the Revolving Credit Facility was amended to permit borrowings in certain foreign currencies in an aggregate principal amount of up to the equivalent of $1.25 billion.

The Company’s outstanding indebtedness as of September 30, 2022 was as follows:

($ in millions)	September 30, 2022
Revolving Credit Facility	$—
Delayed Draw Term Loan	—
5.625% Notes due 2024	1,050.0
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.625% Notes Due 2052	750.0
Total Debt Outstanding, Face Value	$13,950.0
Cash, Cash Equivalents and Short-Term Investments	$726.1
Net Debt	$13,223.9
Dividends
On September 8, 2022, the Company declared a regular quarterly cash dividend of $0.39 per share, representing an 8.3% year-over-year increase. The Q3 2022 dividend was paid on October 6, 2022 to stockholders of record as of the close of business on September 22, 2022 and totaled in aggregate approximately $375.6 million.
2022 Guidance
The Company is updating AFFO guidance for the full year 2022. The Company estimates AFFO for the year ending December 31, 2022 will be between $1,682.0 million and $1,692.0 million, or between $1.91 and $1.92 per diluted common share. Guidance does not include the impact on operating results from any possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.

The following is a summary of the Company’s updated full-year 2022 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2022 (in millions except per share):	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,682.0	$1,692.0	$1,660.0	$1,690.0
Estimated Adjusted Funds From Operations (AFFO) per common diluted share	$1.91	$1.92	$1.89	$1.92
Estimated Weighted Average Common Share Count at Year End	879.3	879.3	879.3	879.3
The above per share estimates reflect the dilutive effect of the pending 11,380,980 shares related to the June 2022 Forward Sale Agreement and 3,918,807 shares related to the August 2022 Forward Sale Agreement as calculated under the treasury stock method. VICI OP Units held by a third party are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 – Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, October 28, 2022 at 9:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 646-904-5544 (domestic) or +1 929-526-1599 (international) and entering the conference ID 780439. An audio replay of the conference call will be available from 12:00 p.m. ET on October 28, 2022 until midnight ET on November 4, 2022 and can be accessed by dialing 929-458-6194 (domestic) or +44 204 525 0658 (international) and entering the passcode 561862.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on October 28, 2022, beginning at 9:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties’ national, geographically diverse portfolio consists of 43 gaming facilities comprising over 122 million square feet and features approximately 58,700 hotel rooms and more than 450 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC, MGM Resorts International, PENN Entertainment, Inc., and The Venetian Las Vegas. The Company has a growing array of investing and financing partnerships with leading non-gaming experiential operators, including Great Wolf Resorts, Cabot, Canyon Ranch and Chelsea Piers. VICI Properties also owns four championship golf courses and 34 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including rising inflation, rising interest rates, supply chain disruptions, consumer confidence levels, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of the rise in interest rates on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; the impact of the COVID-19 pandemic on our and our tenants' financial condition, results of operations, cash flows and performance (including the impact of actions taken to contain the pandemic or mitigate its impact, the direct and indirect economic effects of the pandemic and containment measures on our tenants, and the ability of our tenants to successfully operate their businesses); risks associated with our recently completed transactions, including our ability or failure to realize the anticipated benefits thereof ; our dependence on our tenants as tenants of our properties and their guarantors as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the effects of our recently completed transactions on us, including the future impact on our financial condition, financial and operating results, cash flows, strategy and plans; the anticipated benefits of certain arrangements with certain tenants relating to our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our existing lease agreements with such tenants, which we collectively refer to as the Partner Property Growth Fund; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, including indebtedness assumed and incurred by us in connection with our recently completed transactions, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our recently completed transactions; the possibility of adverse tax consequences as a result of our recently completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price. including as a result of our pending and recently completed transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from VICI OP and its subsidiaries to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring, non-cash transactions, our proportionate share of non-cash adjustment from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing, and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swap and treasury locks) and interest income (collectively, interest expense, net), income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2022	December 31, 2021
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$17,011,585	$13,136,664
Investments in leases - financing receivables, net	16,441,616	2,644,824
Investments in loans, net	579,805	498,002
Investment in unconsolidated affiliate	1,463,230	—
Land	153,560	153,576
Cash and cash equivalents	518,383	739,614
Short-term investments	207,722	—
Other assets	932,081	424,693
Total assets	$37,307,982	$17,597,373

Liabilities
Debt, net	$13,730,503	$4,694,523
Accrued expenses and deferred revenue	202,888	113,530
Dividends payable	380,174	226,309
Other liabilities	932,120	375,837
Total liabilities	15,245,685	5,410,199

Stockholders’ equity
Common stock	9,631	6,289
Preferred stock	—	—
Additional paid-in capital	21,641,945	11,755,069
Accumulated other comprehensive income	191,314	884
Retained (deficit) earnings	(133,311)	346,026
Total VICI stockholders’ equity	21,709,579	12,108,268
Non-controlling interests	352,718	78,906
Total stockholders’ equity	22,062,297	12,187,174
Total liabilities and stockholders’ equity	$37,307,982	$17,597,373
_______________________________________________________
Note: As of September 30, 2022 and December 31, 2021, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $687.4 million, $660.8 million, $6.0 million and $22.0 million, respectively, and $434.9 million, $91.1 million, $0.8 million and $6.5 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Income from sales-type leases	$376,048	$292,059	$1,077,952	$873,337
Income from lease financing receivables and loans	350,945	70,205	685,544	210,578
Other income	17,862	6,936	41,811	20,897
Golf revenues	6,688	6,504	25,484	21,602
Total revenues	751,543	375,704	1,830,791	1,126,414

Operating expenses
General and administrative	12,063	8,379	33,311	24,092
Depreciation	816	771	2,371	2,320
Other expenses	17,862	6,936	41,811	20,897
Golf expenses	5,186	5,143	16,330	14,881
Change in allowance for credit losses	232,763	9,031	865,459	(24,453)
Transaction and acquisition expenses	1,947	177	19,366	9,689
Total operating expenses	270,637	30,437	978,648	47,426

Income from unconsolidated affiliate	22,719	—	37,853	—
Interest expense	(169,354)	(165,099)	(370,624)	(321,953)
Interest income	3,024	26	3,897	75
Loss from extinguishment of debt	—	(15,622)	—	(15,622)
Income before income taxes	337,295	164,572	523,269	741,488
Income tax expense	(417)	(388)	(1,844)	(2,128)
Net income	336,878	164,184	521,425	739,360
Less: Net income attributable to non-controlling interests	(5,973)	(2,322)	(7,843)	(6,988)
Net income attributable to common stockholders	$330,905	$161,862	$513,582	$732,372

Net income per common share
Basic	$0.34	$0.29	$0.61	$1.35
Diluted	$0.34	$0.28	$0.60	$1.31

Weighted average number of common shares outstanding
Basic	962,573,646	555,153,692	848,839,357	542,843,855
Diluted	964,134,340	571,894,545	850,823,037	557,113,510

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to common stockholders	$330,905	$161,862	$513,582	$732,372
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	9,743	—	17,053	—
FFO attributable to common stockholders	340,648	161,862	530,635	732,372
Non-cash leasing and financing adjustments	(108,553)	(30,865)	(230,522)	(88,063)
Non-cash change in allowance for credit losses	232,763	9,031	865,459	(24,453)
Non-cash stock-based compensation	3,493	2,395	9,359	7,067
Transaction and acquisition expenses	1,947	177	19,366	9,689
Amortization of debt issuance costs and original issue discount	10,326	34,098	38,294	50,723
Other depreciation	785	742	2,280	2,228
Capital expenditures	(437)	(131)	(1,093)	(1,638)
(Gain) loss on extinguishment of debt and interest rate swap settlements	—	79,861	(5,405)	79,861
Joint venture non-cash adjustments and non-controlling interest adjustments	(10,315)	250	(22,171)	773
AFFO attributable to common stockholders	470,657	257,420	1,206,202	768,559
Interest expense, net	156,004	66,736	333,838	206,916
Income tax expense	417	388	1,844	2,128
Joint venture adjustments and non-controlling interest adjustments	11,536	—	19,187	—
Adjusted EBITDA attributable to common stockholders	$638,614	$324,544	$1,561,071	$977,603

Net income per common share
Basic	$0.34	$0.29	$0.61	$1.35
Diluted	$0.34	$0.28	$0.60	$1.31
FFO per common share
Basic	$0.35	$0.29	$0.63	$1.35
Diluted	$0.35	$0.28	$0.62	$1.31
AFFO per common share
Basic	$0.49	$0.46	$1.42	$1.42
Diluted	$0.49	$0.45	$1.42	$1.38
Weighted average number of shares of common stock outstanding
Basic	962,573,646	555,153,692	848,839,357	542,843,855
Diluted	964,134,340	571,894,545	850,823,037	557,113,510

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Contractual revenue from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$122,729	$126,603	$368,187	$384,683
Caesars Las Vegas Master Lease	105,556	100,652	316,668	301,956
The Venetian Resort Las Vegas Lease	62,500	—	150,298	—
Greektown Lease	12,830	12,829	38,490	40,255
Hard Rock Lease	11,010	10,848	33,030	32,544
EBCI Lease	8,166	2,437	24,416	2,437
Century Master Lease	6,376	6,313	19,128	18,939
Margaritaville Lease	5,953	5,866	17,831	17,604
Income from sales-type leases non-cash adjustment(1)	40,928	26,511	109,904	74,919
Income from sales-type leases	376,048	292,059	1,077,952	873,337

Contractual income from lease financing receivables
MGM Master Lease	215,000	—	363,112	—
Harrah's NOLA, AC, and Laughlin	39,663	39,077	118,989	117,231
JACK Entertainment Master Lease	17,250	16,470	51,191	49,410
Income from lease financing receivables non-cash adjustment(1)	67,629	4,631	120,614	13,498
Income from lease financing receivables	339,542	60,178	653,906	180,139

Contractual interest income
Senior Secured Loans	9,508	10,033	27,723	30,516
Mezzanine Loans	1,898	271	3,910	276
Income from loans non-cash adjustment(1)	(3)	(277)	5	(353)
Income from loans	11,403	10,027	31,638	30,439
Income from lease financing receivables and loans	350,945	70,205	685,544	210,578

Other income	17,862	6,936	41,811	20,897
Golf revenues	6,688	6,504	25,484	21,602
Total revenues	$751,543	$375,704	$1,830,791	$1,126,414
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Acquisitions & Finance
DValoy@viciproperties.com